Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement No. 333-124568 on Form S-8 of our report dated March 21, 2007, relating to the financial statements of Shumate Industries, Inc., which appear in this Annual Report on Form 10-KSB of Shumate Industries, Inc. for the year ended December 31, 2006.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 21, 2007